UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934
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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
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☐	Soliciting Material Under Rule 14a-12

SUPERVALU INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SUPERVALU Mails Letter to Stockholders

Highlights Significant Wholesale Growth and Transformative Steps to Drive Value Creation

Urges Stockholders to Vote “FOR” All of SUPERVALU’s Highly Qualified Directors on the WHITE Proxy Card

Urges Stockholders to Vote “FOR” Holding Company Proposal to Facilitate Strategic Transformation

Recommends Stockholders Refrain From Voting for Blackwells’ Nominees

MINNEAPOLIS — July 9, 2018 — SUPERVALU INC. (NYSE:SVU) today announced that it will be mailing a letter to its stockholders in connection with the Company’s upcoming 2018 Annual Meeting of Stockholders to be held on August 16, 2018. SUPERVALU stockholders of record at the close of business on June 25, 2018 are eligible to vote at the Annual Meeting.

The SUPERVALU Board of Directors unanimously recommends that stockholders vote “FOR” ALL nine of SUPERVALU’s highly qualified director candidates and “FOR” the Holding Company Proposal on the WHITE proxy card.

The letter highlights the rapid execution of a strategic transformation strategy that is demonstrating strong momentum and already delivering measurable results:

July 9, 2018

Dear Fellow Stockholder:

Your Board of Directors and management team are committed to enhancing the value of your investment in SUPERVALU INC. and we continue to proactively develop and pursue opportunities to achieve that goal. We have been taking decisive actions to create stockholder value by rapidly and strategically transforming SUPERVALU into the wholesale supplier of choice in the U.S. grocery industry – and we continue to make meaningful progress.

At SUPERVALU’s upcoming Annual Meeting of Stockholders on August 16, 2018, you will be asked to make important decisions regarding the composition of the Company’s Board and the future structure of your Company, which we believe will impact the value of your investment. Blackwells Capital, a New York-based alternative investment firm, is trying to seize control of your Board by proposing to replace six of nine directors. Blackwells’ attempt to seize control of your Company, without paying a premium to all stockholders, is highly disproportionate to its actual ownership stake in SUPERVALU.

Any claim Blackwells could make to act on behalf of SUPERVALU’s stockholders is belied by the fact that, through short sales of call options and the purchase of put options, Blackwells’ exposure to the Company is substantially less than it represents. In fact, while Blackwells claims that it has a 7.7% ownership interest in SUPERVALU, analysis of the detailed information it has provided in its filings shows that, taking into account its various options contracts, Blackwells’ exposure to the Company’s shares is materially lower than 7.7%.1

1 Based on Blackwells’ definitive proxy statement filed on June 29, 2018, Blackwells holds 5.3% of the Company’s outstanding shares outright. Taking into account Blackwells’ net short call position, it has a net long position of 3.9% of the Company’s outstanding shares. In addition, Blackwells holds a net long position of put options (which pay out more as the stock price declines) representing 4.2% of the Company’s outstanding shares.

We believe that there is significant risk to the important progress the Company is making in executing its ongoing strategic plan by supporting Blackwells and its proposal to replace the majority of your Board.

Your vote is very important. We encourage you to protect the value of your investment in SUPERVALU and vote “FOR” ALL of the Company’s director candidates listed on the enclosed WHITE proxy card.

YOUR BOARD HAS BEEN TAKING AND CONTINUES TO TAKE DECISIVE ACTION TO BEST POSITION SUPERVALU IN AN EVOLVING GROCERY INDUSTRY

SUPERVALU has been in business for more than 140 years, with our roots in the wholesale grocery industry. Over the years, our business evolved to include grocery retail and other supply chain services. Just as the Company has always sought out new ways to improve efficiency and better serve customers, we have also remained committed to identifying and executing on the highest potential market opportunities and taking actions that would drive value for all stockholders.

Long before Blackwells first contacted members of the SUPERVALU management team, and before Blackwells purchased a single share of SUPERVALU, your Board had taken bold steps to fundamentally shift the direction of the Company and return SUPERVALU to its roots by becoming the wholesale supplier of choice for grocery retailers across the U.S.

THE COMPANY IS MAKING SIGNIFICANT PROGRESS IN EXECUTING ITS TRANSFORMATION INITIATIVES

Your Board laid the foundation for SUPERVALU’s transformation by intentionally recruiting and hiring a wholesale industry leader with a strong track record of delivering growth, Mark Gross, to serve as President and Chief Executive Officer in February 2016. Under Mr. Gross’ leadership, the Company has taken major steps to position SUPERVALU as the grocery wholesale supplier of choice, while also ensuring that certain of the Company’s well-positioned retail assets are strategically used to add value to the overall business. These steps began long before Blackwells came on the scene and include:

•
Completing the Sale of Save-A-Lot. As an important early step in the strategic transformation of the business, your Board and management team pursued and completed the sale of the Company’s Save-A-Lot business in December 2016. This sale enabled SUPERVALU to utilize the $1.3 billion in proceeds to significantly reduce the Company’s debt and create flexibility to execute transformation initiatives and pursue important strategic acquisitions and growth opportunities.

•
Executing a Dramatic Turnaround of the Wholesale Business. Building on an annual sales base of approximately $8 billion, the Company added $5 billion in sales on a run-rate basis to the Wholesale business in just two years – a growth rate of over 60%. We were able to accomplish such significant growth, and increase Wholesale to 80% of total company sales from just 44% two years ago, through a combination of organic business growth and by completing the acquisitions of Unified Grocers (“Unified”) in June 2017 and Associated Grocers of Florida (“AG Florida”) in December 2017. These two acquisitions significantly expanded our customer base, geographic footprint, product offerings and expertise. In fact, we are currently executing the integration of Unified and AG Florida and have raised our 3-year synergy estimates by $20 million so that we now expect to achieve annual cost savings of at least $96 million.

•
Unlocking the value of our owned real-estate portfolio. We monetized a significant portion of our owned real-estate portfolio through the sale and leaseback of eight distribution centers, totaling nearly six million square feet of space. This transaction will generate net proceeds of approximately $445 million, which we are using to further reduce outstanding debt. We continue to work with a nationally renowned real estate advisory firm to assess the remaining approximately 13 million square feet of owned real-estate, while ensuring we maintain strategic and operational flexibility.

•
Reducing our retail footprint. In March 2018, we completed the sale of a majority of our Farm Fresh retail stores and pharmacy assets for a total of $53 million, and sold our minority stake in a multi-store Cub Foods LLC that generated proceeds of $14 million. In April 2018, we announced that we are pursuing the sale of our corporately owned Shop ‘n Save and Shop ‘n Save East retail operations in order to further optimize our asset base and provide us flexibility to invest capital in select, innovative store remodels and in-store merchandising initiatives within certain of our stronger retail assets.

•
Pursuing new initiatives. Consistent with our focus on growing our Wholesale business, we also pursued new initiatives designed to position us for success in our rapidly evolving industry. For example, our recent entry into a multi-year reseller agreement with Instacart creates a new professional services offering and expands our digital capabilities by allowing SUPERVALU to offer the benefits of online shopping and delivery services to more than 3,000 independent retail stores supplied by SUPERVALU, as well as other retailers across the U.S. in the over 240 metro areas where Instacart operates.

These actions are translating into measurable results. Adjusted EBITDA in our Wholesale segment grew approximately 19% between fiscal 2016 and fiscal 2018.2 Further, as a result of our prudent and targeted investments in stronger retail assets, identical store sales for our three retail banners in continuing operations have sequentially improved every quarter over the past four reported quarters.

THE COMPANY’S PROGRESS ON ITS TRANFORMATION WILL BE FURTHER SUPPORTED THROUGH A PROPOSED HOLDING COMPANY STRUCTURE

We have taken decisive actions at both the Wholesale and Retail levels to enhance our competitive position within the changing food industry, strengthen our balance sheet and most importantly, to position the Company to deliver long-term value to all stockholders.

Our Wholesale and Retail leadership teams remain dedicated to managing the successful execution of our go-forward, four strategic pillar strategy: grow our core Wholesale business, optimize our asset base, de-lever our balance sheet and pursue strategic and opportunistic mergers and acquisitions.

2 Adjusted EBITDA is a non-GAAP measure. See “Non-GAAP Financial Measures” for a reconciliation to net earnings from continuing operations.

To further support our strategic transformation, we are proposing to reorganize SUPERVALU’s corporate structure (which we refer to in our proxy statement as the “Holding Company Proposal”). Our proposed holding company reorganization, for which we are seeing stockholder support at the upcoming Annual Meeting, is expected to:

•
Organize and further segregate our wholesale and retail operations in an operationally efficient and strategic manner, including to separate the wholesale and retail operations held by SUPERVALU INC., our current public company entity;

•	Facilitate our previously announced strategic transformation plan to sell certain retail assets to third parties;

•	Better segregate the liabilities of the Company into their respective business segments;

•	Increase our strategic, business and financial flexibility; and

•
Enable us to achieve our strategic transformation plan in a tax efficient manner that may facilitate the ability to utilize a material portion of SUPERVALU’s capital loss carryforward, which could generate approximately $300 million of cash tax benefits for the Company over the next approximately 15 years.

YOUR BOARD HAS OVERSEEN THE SIGNIFICANT TRANSFORMATION
AT SUPERVALU AND WE BELIEVE OUR CURRENT DIRECTORS ARE CRITICAL TO FURTHERING THE IMPORTANT PROGRESS UNDERWAY

We believe that the Company’s directors – Donald R. Chappel, Irwin S. Cohen, Philip L. Francis, Mark Gross, Eric G. Johnson, Mathew M. Pendo, Francesca Ruiz De Luzuriaga, Frank A. Savage and Mary A. Winston – have played critical roles in launching and overseeing the successful execution of SUPERVALU’s transformation.

SUPERVALU has a diverse and independent Board that benefits from a breadth of skills and expertise to position the Company for success. Eight of our nine directors are independent, and all of our directors are proven leaders with decades of experience spanning the wholesale, retail, finance, accounting and food industries, in addition to public company leadership and board experience.

We have made Board refreshment a priority, and as a result of this effort, we have appointed new directors who are playing an integral role in overseeing SUPERVALU’s transformation. Two of our directors have joined the Board in the past two years, six of our nine directors have served on the Board for less than five years and a new independent Chairman was appointed in July 2017.

Your Board has been – and will continue to be – a significant agent of change to improve SUPERVALU’s performance and deliver enhanced value to our stockholders. With a mix of new and tenured directors, your Board collectively brings the skills, expertise and knowledge of SUPERVALU and our industry needed to oversee execution of the Company’s operational and strategic plans.

YOUR VOTE IS IMPORTANT – HELP ENSURE SUPERVALU’S CONTINUED PROGRESS AND MOMENTUM

Your Board and management team are committed to delivering value for all stockholders, and remain focused on the continued execution of a transformation strategy that is demonstrating strong momentum and is already delivering measureable results.

We appreciate your support.

Sincerely,

Donald R. Chappel
CHAIRMAN OF THE BOARD

Mark Gross
PRESIDENT AND CHIEF EXECUTIVE OFFICER

Please use the enclosed WHITE proxy card today to vote “FOR” ALL nine of SUPERVALU’s highly qualified directors and the Holding Company Proposal. Simply follow the easy instructions to vote by telephone, by Internet or by signing, dating and returning the
WHITE proxy card in the postage-paid envelope provided.

Your vote “FOR” our directors and Holding Company Proposal will help ensure that you, as a SUPERVALU stockholder, have a Board focused on sustaining our positive momentum and creating lasting value for all stockholders.

CAUTIONARY STATEMENTS RELEVANT TO FORWARD-LOOKING INFORMATION FOR THE PURPOSE OF “SAFE HARBOR” PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995.

Except for the historical and factual information, the matters set forth in this communication, particularly those pertaining to SUPERVALU’s efforts and initiatives to transform its business and assets and SUPERVALU’s expectations regarding the potential impact of those efforts and initiatives on its future operating results, and other statements identified by words such as “estimates” “expects,” “projects,” “plans,” “intends,” “outlook” and similar expressions are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the ability to continue to transform our business and to execute on our initiatives on a timely basis or at all, the ability to recognize the expected benefits of the initiatives, the potential for disruption to our business during the process, the ability to execute on the Holding Company Proposal on a timely basis or at all, the ability to recognize the expected benefits of the reorganization, the amount and timing of any cash tax benefits resulting from the reorganization being different than expected, our ability to complete a sale of certain of our retail assets to third parties or another strategic transaction prior to the expiration of our capital loss carryforward in February 2019, the potential for disruption to our business during the process, the ability to effectively manage organization changes during the pendency of or following our business transformation including any reorganization and related transactions, the requirement that we offer to repurchase certain indebtedness of the Company and obtain certain third-party consents as a result of the reorganization and costs and expenses associated with doing so, and other risk factors relating to our business or industry as detailed from time to time in SUPERVALU’s reports filed with the SEC. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this communication. For more information, see the risk factors described in SUPERVALU’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, proxy statement/prospectus for the 2018 Annual Meeting of Stockholders and other filings with the SEC. Unless legally required, SUPERVALU undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measures (Unaudited)

SUPERVALU’s condensed consolidated financial statements are prepared and presented in accordance with generally accepted accounting principles (“GAAP”). The measures and items identified below are provided as a supplement to our condensed consolidated financial statements and should not be considered an alternative to any GAAP measure of performance or liquidity. The presentation of these financial measures and items is not intended to be a substitute for or be superior to any financial information prepared and presented in accordance with GAAP. Investors are cautioned that there are material limitations associated with the use of non-GAAP financial measures as an analytical tool. Certain adjustments to our GAAP financial measures exclude certain items that are recurring in nature and may be reflected in our financial results for the foreseeable future. These measurements and items may be different from non-GAAP financial measures used by other companies. All measurements are provided as a reconciliation from a GAAP measurement. Management believes the measurements and items identified below are important measures of business performance that provide investors with useful supplemental information. We utilize certain non-GAAP measures to analyze underlying core business trends to understand operating performance. In addition, management utilizes certain non-GAAP measures as a compensation performance measure. The items below should be reviewed in conjunction with SUPERVALU’s financial results reported in accordance with GAAP, as reported in SUPERVALU’s Quarterly Reports on Form 10-Q and the Annual Report on Form 10-K for the fiscal year ended February 24, 2018.

WHOLESALE RECONCILIATION OF OPERATING EARNINGS FROM CONSOLIDATED SEGMENT FINANCIAL INFORMATION AS REPORTED TO SUPPLEMENTALLY PROVIDED ADJUSTED EBITDA

The following table was derived from SUPERVALU’s results of operations previously reported in its fourth quarter fiscal 2018 earnings release, as previously reported on Form 8-K, and its fiscal 2018 Annual Report on Form 10-K.

	Fiscal Year Ended
(In millions)	February 24, 2018 (52 weeks)	February 25, 2017 (52 weeks)	February 27, 2016 (52 weeks)
Results of operations, as reported:
Net earnings from continuing operations	$49	$35	$49
Income tax provision (benefit)	28	(15)	4
Equity in earnings of unconsolidated affiliates	(16)	(5)	(5)
Interest expense, net	132	180	193
Total operating earnings	$193	$195	$241
Reconciliation of segment operating earnings to total operating earnings, as reported
Wholesale operating earnings	$226	$225	$218
Retail operating (loss) earnings	(13)	(3)	66
Corporate operating loss	(20)	(27)	(43)
Total operating earnings	$193	$195	$241
Reconciliation of segment operating earnings, as reported, to segment Adjusted EBITDA
Wholesale operating earnings, as reported	$226	$225	$218
Adjustments:
Supply agreement termination fee	—	(9)	—
Legal reserve charge	9	—	—
Severance costs	4	—	—
Merger and integration costs	2	—	—
Intangible asset impairment charge	—	—	6
Vendor legal settlement income	(5)	—	—
Wholesale operating earnings, as adjusted	236	216	224
Wholesale depreciation and amortization	84	54	49
LIFO charge	5	—	1
Wholesale adjusted EBITDA	$325	$270	$274

PROTECT YOUR INVESTMENT!

PLEASE VOTE TODAY ON THE WHITE PROXY CARD!

If you have questions, need assistance in voting your shares, or wish to change a prior vote, please contact:

INNISFREE M&A INCORPORATED

Stockholders Call Toll-Free:
(877) 456-2510

Remember:
Simply discard any Green proxy card you may receive from Blackwells. Your Board does not endorse any of Blackwells’ nominees and we urge you to NOT submit any vote using
Blackwells’ Green proxy card, even as a protest vote. A withhold vote on Blackwells’
Green proxy card will revoke any earlier proxy that you may have submitted to SUPERVALU.

About SUPERVALU INC.
(The following information does not include Associated Grocers of Florida which became part of SUPERVALU on December 8, 2017)

SUPERVALU INC. is one of the largest grocery wholesalers and retailers in the U.S. with annual sales of approximately $16 billion. SUPERVALU serves customers across the United States through a network of 3,324 stores composed of 3,111 wholesale primary stores operated by customers serviced by SUPERVALU's food distribution business and 213 traditional retail grocery stores operated under five retail banners in six geographic regions (store counts as of December 2, 2017). Headquartered in Minnesota, SUPERVALU has approximately 31,000 employees. For more information about SUPERVALU visit www.supervalu.com.

Important Stockholder Information and Where You Can Find It

SUPERVALU has filed with the SEC a definitive proxy statement/prospectus and accompanying definitive WHITE proxy card in connection with its 2018 Annual Meeting of Stockholders. The definitive proxy statement/prospectus contains important information about SUPERVALU, the 2018 Annual Meeting of Stockholders and related matters.

In connection with the Holding Company Proposal, SUPERVALU Enterprises, Inc., the entity that will be the new holding company following completion of the reorganization (“SUPERVALU Enterprises”), has filed with the SEC a Registration Statement on Form S-4 (Registration Statement No. 333-225586) that includes the definitive proxy statement of SUPERVALU and a prospectus of SUPERVALU Enterprises, as well as other relevant documents concerning the proposed reorganization. The Holding Company Proposal will be submitted to SUPERVALU’s stockholders for their consideration. This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval.

INVESTORS AND STOCKHOLDERS ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, INCLUDING THE DEFINITIVE PROXY STATEMENT/PROSPECTUS, THE ACCOMPANYING WHITE PROXY CARD AND ANY OTHER RELEVANT SOLICITATION MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THESE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION.

A free copy of the definitive proxy statement/prospectus, as well as other filings containing information about SUPERVALU and SUPERVALU Enterprises, is able to be obtained at the SEC’s Internet site (http://www.sec.gov). You are also able to obtain these documents, free of charge, from SUPERVALU at http://www.supervaluinvestors.com or by directing a request to SUPERVALU INC., P.O. Box 990, Minneapolis, Minnesota 55440, Attention: Investor Relations, telephone (952) 828-4000.
Participants in the Solicitation

SUPERVALU, its directors and certain of its executive officers and employees may be deemed to be participants in the solicitation of proxies from SUPERVALU’s stockholders in connection with the matters to be considered at its 2018 Annual Meeting of Stockholders. Information regarding the names of SUPERVALU’s directors and certain of its executive officers and employees and their respective interests in SUPERVALU by security holdings or otherwise is set forth in SUPERVALU’s proxy statement/prospectus for the 2018 Annual Meeting of Stockholders filed with the SEC.

The following table sets forth information as of June 21, 2018 concerning beneficial ownership of SUPERVALU’s common stock by each director and each of the executive officers named in the Summary Compensation Table that is included in SUPERVALU’s proxy statement for the 2018 Annual Meeting of Stockholders and for all of our current directors and executive officers as a group. The definition of beneficial ownership for purposes of the following information includes shares over which a person has sole or shared voting power or dispositive power, whether or not a person has any economic interest in the shares. The definition also includes shares that a person has a right to acquire currently or within 60 days.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)(2)	Percent of Class
Donald R. Chappel	55,449	*
Irwin S. Cohen	36,640	*
Philip L. Francis	30435(3)	*
Eric G. Johnson	27,033	*
Matthew M. Pendo	12,061	*
Francesca Ruiz de Luzuriaga	10,547	*
Frank A. Savage	23,226	*
Mary A. Winston	8,642	*
Mark Gross	174,227	*
Rob N. Woseth	84,156	*
James W. Weidenheimer	13,069	*
Michael C. Stigers	63,671	*
Randy G. Burdick	83,072	*
Bruce H. Besanko	32,791	*
All current directors and executive officers as a group (15 persons)	637,364	1.6%
* Less than 1%

(1)
All persons listed have sole voting and investment power with respect to all of the shares listed except the following non-employee directors who have sole voting power, but no investment power, over shares held in the SUPERVALU INC. Directors’ Deferred Compensation Plan (2009 Restatement), as follows: Mr. Chappel, 54,020 shares; Mr. Cohen, 36,640 shares; Mr. Francis, 29,578 shares; Mr. Johnson, 27,033 shares; Mr. Pendo, 12,061 shares; Ms. Luzuriaga, 9,833 shares; Mr. Savage, 23,226 shares; and Ms. Winston, 8,642 shares.

(2)
Includes shares underlying options exercisable or exercisable within 60 days of June 21, 2018, as follows: Mr. Gross, 167,760 shares; Mr. Woseth, 73,783 shares; Mr. Weidenheimer, 5,603 shares; Mr. Stigers, 51,450 shares; Mr. Burdick, 72,221 shares; and all current directors and executive officers as a group, 378,588 shares.

(3)	Includes 857 shares held in a trust for which Mr. Francis and his spouse serve as the trustees.

Additional information regarding the interests of these participants in any proxy solicitation and a description of their direct and indirect interests, if any, by security holdings or otherwise, is also included in the definitive proxy statement/prospectus for the 2018 Annual Meeting of Stockholders, the accompanying definitive WHITE proxy card and other relevant solicitation materials and in Form 3s and Form 4s filed by SUPERVALU’s directors and executive officers after the date of the proxy statement. These documents (when they become available), and any and all documents filed by SUPERVALU with the SEC, may be obtained by investors and stockholders free of charge on the SEC’s website at www.sec.gov.

SUPERVALU INC.

For Investors:
Steve Bloomquist, 952-828-4144
steve.j.bloomquist@supervalu.com

or

For Media:
Jeff Swanson, 952-903-1645
jeffrey.s.swanson@supervalu.com

or

Joele Frank, Wilkinson Brimmer Katcher
James Golden / Leigh Parrish
212-355-4449